Exhibit 99.1

Notice of Payment of Attorneys' Fees and Expenses
Virgin America/Alaska Air Merger Related Litigation
On April 20 and May 10, 2016, respectively, two shareholders of Virgin America, Inc. (“Virgin America”) filed putative class action complaints in the Superior Court of the State of California for the County of San Mateo (the “California Actions”). On April 21, 2016, another shareholder of Virgin America filed a putative class action complaint in the Court of Chancery for the State of Delaware (the “Delaware Action”). The California and Delaware Actions challenged the proposed acquisition of Virgin America by Alaska Air Group, Inc. (“Alaska Air”) and certain of its affiliates. The complaints generally alleged that Virgin America’s directors breached their fiduciary duties to Virgin America’s stockholders in connection with the proposed acquisition, and the plaintiffs in the California Actions alleged that Alaska Air and its affiliates aided and abetted the directors’ alleged breaches. The plaintiffs in the California and Delaware Actions subsequently agreed to coordinate their litigation efforts in the Delaware Action, and, on July 12, 2016 and August 12, 2016, the California Superior Court dismissed the California Actions at plaintiffs’ request.
On May 4, 2016, the plaintiff in the Delaware Action filed an amended complaint, which added allegations that Virgin America’s Schedule 14A preliminary proxy statement filed with the SEC on April 22, 2016 was materially false and misleading. On June 3, 2016, Virgin America made additional disclosures sought by the plaintiffs by filing Amendment No. 1 to the Schedule 14A with the SEC.
On August 12, 2016, the Delaware Court of Chancery entered a Stipulated Order dismissing the Delaware Action as moot with prejudice as to plaintiff’s claims, and without prejudice as to all other members of the putative class. The Court retained jurisdiction to hear plaintiff’s anticipated mootness fee application for the benefits that plaintiff claims were provided to the class by the additional disclosures. In lieu of such application, the parties subsequently agreed to a payment made directly by Virgin America or Alaska Air to plaintiff’s counsel in the amount of $250,000 in full satisfaction of any claim for attorneys’ fees and expenses. The Delaware Court of Chancery has not been asked to review, and will pass no judgment on, the payment of a fee or its reasonableness.
Please direct all questions, concerns or inquiries to counsel for the parties:
FARUQI & FARUQI, LLP
James R. Banko
20 Montchanin Road, Suite 145
Wilmington, Delaware 19807
Tel.: (302) 482-3182
Fax.: (302) 482-3612
Email: dfarrell@faruqilaw.com
Email: jbanko@faruqilaw.com
Counsel for Plaintiff Thomas Houston
FARUQI & FARUQI, LLP
Nadeem Faruqi
685 Third Avenue, 26th Floor
New York, New York 10017
Tel.: (212) 983-9330
Email: nfaruqi@faruqilaw.com
Counsel for Plaintiff Thomas Houston
MONTEVERDE & ASSOCIATES, P.C.
Juan E. Monteverde
The Empire State Building
350 Fifth Avenue, 59th Floor
New York, New York 10118
Tel.: (212) 971-1341
Fax.: (212) 601-2610
Email: jmonteverde@monteverdelaw.com

Counsel for Plaintiff Thomas Houston
LATHAM & WATKINS LLP
Matthew Rawlinson
Hilary H. Mattis
140 Scott Drive
Menlo Park, California 94025
Tel.: (650) 328-4600
Email: matt.rawlinson@lw.com
Email: hilary.mattis@lw.com
Counsel for Defendants Donald J. Carty, Samuel J. Skinner, Cyrus F. Freidheim, Jr., Stephen C. Freidheim, Evan M. Lovell, Robert A. Nickell, John R. Rapaport, Stacy J. Smith, Jennifer Vogel, and Paul Wachter
ABRAMS & BAYLISS LLP
Kevin G. Abrams
Matthew L. Miller
April M. Ferraro
20 Montchanin Road, Suite 200
Wilmington, Delaware 19807
Tel.: (302) 778-1000
Email: abrams@AbramsBayliss.com
Counsel for Defendants Donald J. Carty, Samuel J. Skinner, Cyrus F. Freidheim, Jr., Stephen C. Freidheim, Evan M. Lovell, Robert A. Nickell, John R. Rapaport, Stacy J. Smith, Jennifer Vogel, and Paul Wachter